Exhibit 99.1

Union Bankshares Corporation Names Ronald L. Tillett Chairman

- Patrick J. McCann named Vice Chairman -

Richmond, Va., May 6, 2019 – With the retirement of Raymond D. Smoot from the Union Bankshares Corporation (“Union” or the “Company”) board of directors (the “Board”), the Board has named Ronald L. Tillett Chairman, and Patrick J. McCann Vice Chairman.

“Since I first joined the Board in 2003, Union has grown from a community bank to Virginia’s regional bank and has become the first statewide independent Virginia bank in nearly 20 years,” said Tillett. “Through its 117 year history, the company has been a vital part of the communities it has served and I look forward to leading the Board as it starts its next journey as Atlantic Union Bankshares Corporation.”

Tillett, 63, joined the Board in 2003 and was previously Vice Chairman. Tillett is Managing Director and Head, Mid-Atlantic Public Finance at Raymond James & Associates, Inc. Prior to that, he served as Secretary of Finance of the Commonwealth of Virginia from 1996 to 2001. Tillett also served as State Treasurer of the Commonwealth of Virginia. Just prior to his service with the Executive Branch, Tillett was in several senior level positions with the House Appropriations Committee and Joint Legislative Audit and Review Commission of the Virginia General Assembly. He is a member of the Christopher Newport University Foundation, a member of the Governor’s Advisory Council on Revenue Estimates, a member of the Commonwealth Debt Capacity Advisory Committee and is a member of the Board of Trustees of the National Institute of Public Finance, Pepperdine University. Tillett received his Bachelor of Science degree from VCU.

McCann, 62, joined the Board in 2004 and is Chief Financial Officer of University of Virginia Foundation. Prior to that, he was Senior Finance Executive for Bank of America-Florida Division. McCann was Corporate Director of Finance and Corporate Controller and Chief Accounting Officer of Barnett Banks, Inc. He received his Bachelor of Science degree in accounting from Florida State University.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust. Union Bank & Trust has 155 branches, 15 of which are operated as Access National Bank, a division of Union Bank & Trust of Richmond, Virginia, or Middleburg Bank, a division of Union Bank & Trust of Richmond, Virginia, and seven of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 200 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank affiliates of the Company include: Old Dominion Capital Management, Inc., and its subsidiary Outfitter Advisors, Ltd., Dixon, Hubard, Feinour, & Brown, Inc., Capital Fiduciary Advisors, LLC, and Middleburg Investment Services, LLC, all of which provide investment advisory and/or brokerage services; Union Insurance Group, LLC, which offers various lines of insurance products; and Middleburg Trust Company, which provides trust services.

Contact: Bill Cimino (804) 448-0937, VP and Director of Investor Relations

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